Exhibit 99.1

Normand A. Boulanger

c/o SS&C Technologies Holdings, Inc.

80 Lamberton Road

Windsor, CT 06095

August 5, 2019

Re: Transition to Special Advisor to the Chief Executive Officer

Dear Norm,

I am writing to formalize the outcome of our discussions regarding your transition to the role of Special Advisor to the Chief Executive Officer of SS&C Technologies Holdings, Inc. (the “Company), focused on the SS&C Singularity project, effective August 1, 2019.

In your role as Special Advisor to the Chief Executive Officer, you will cease to perform your prior duties (other than with respect to your role as Vice Chairman of the Board) and will focus your efforts on leading the SS&C Singularity project, in addition to performing such other duties and having such other responsibilities as we agree in the future.

Effective today, your new base salary will be $100,000, payable in accordance with the Company’s customary payroll practices including any required withholdings.  In addition, you will be eligible to receive cash incentive bonuses, which are expected to relate to the performance and success of SS&C Singularity, but the terms and amounts of which, if any, will be determined in the Company’s sole discretion.  You will continue to be an employee of the Company and will be eligible to participate in Company benefit plans and programs on the same basis as other employees.  You will also continue to be subject to all applicable Company policies, including our insider trading policy and all policies applicable to members of our board of directors.  For the avoidance of doubt, your stock options will continue to vest in accordance with the schedule set forth in your granting agreements.

I look forward to your continued contributions to the Company and the success of SS&C Singularity.

Please sign the acknowledgement at the end of this letter and return a signed copy to me.

[signatures follow]

SS&C Technologies  |  80 Lamberton Road, Windsor, CT 06095
t:  1-800-234-0556  |  1-860-298-4500  |  f:  1-860-298-4900  |  solution@sscinc.com  |  www.ssctech.com

Sincerely,

/s/William C. Stone

William C. Stone

Chairman and Chief Executive Officer

Acknowledged and Agreed

/s/ Normand A. Boulanger

Normand A. Boulanger

SS&C Technologies  |  80 Lamberton Road, Windsor, CT 06095
t:  1-800-234-0556  |  1-860-298-4500  |  f:  1-860-298-4900  |  solution@sscinc.com  |  www.ssctech.com